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                                                                    Exhibit 99.1



Contact:          Todd Fromer or Michael Cimini
                  KCSA Worldwide
                  212-682-6300

                 SOURCE INTERLINK REPORTS SECOND QUARTER RESULTS

                             NET INCOME CLIMBS 168%

BONITA SPRINGS, FL, SEPTEMBER 12, 2003 - SOURCE INTERLINK COMPANIES (NASDAQ:
SORC), the largest direct-to-retail distribution/fulfillment company and leading provider of magazine information and management services for retailers and publishers, today announced net income for the second quarter ended July 31, 2003, rose 168% to $2.9 million, or $0.15 per diluted share, compared to $1.1 million, or $0.06 per diluted share, in the same period last year. Revenue in the quarter increased 15% to $85.2 million from $73.9 million in the year-earlier period. The weighted average shares outstanding for the three months ended July 31, 2003, were approximately 19,679,000 on a fully diluted basis compared to 18,389,000 for the same period last year.

Pre-tax profit in the quarter climbed 106% to $4.0 million from $1.9 million in the second quarter last year. Cash flow from operations in the second quarter was $6.6 million, an increase of approximately $6.1 million from last year and cash on hand increased by $2.4 million to $8.4 million. In addition, overall bank debt net of cash on hand was reduced by $6.5 million in the current quarter over the corresponding quarter last year. The company also noted results for the second quarter last year included a charge of $696,000 related to the relocation of its worldwide headquarters to Bonita Springs, Florida.

Leslie Flegel, Source Interlink chairman and chief executive officer, said, "Our strong second quarter results reflect the successful integration of our three core services in one central location. With costs relating to the move to Bonita Springs now complete, future corporate overhead and overall SG&A is expected to stabilize and new business created organically will, therefore, spin off higher levels of profits."

The company's direct distribution/fulfillment division, Interlink, reported revenue of $65.6 million in the second quarter compared to $56.1 million for a 17% increase over the year-earlier period. "Interlink's performance in the second quarter was led by increased distribution of higher priced foreign titles. It should also be noted that, historically, the second quarter is the lowest performing quarter of the year for magazine sales in bookstores. The quarter also included the breakthrough expansion of direct-to-retail distribution/fulfillment services beyond magazines and now, for the first time in company history, includes general consumer products that are sold at Winn-Dixie checkouts. Our unique ability to combine fulfillment and display manufacturing provides a vast new business opportunity with strong upward mobility given our extensive retail customer base.

"Source Interlink's direct distribution model combined with daily point-of-sale information provides magazine publishers with the power to increase magazine sell-through efficiencies and improve newsstand sales performance. Our agreement with Wenner Media, publisher of US Weekly, Rolling


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Stone, and Men's Journal, announced in the second quarter further demonstrates our ability to integrate services unlike any other company in our industry," said Flegel.

"Interlink's international business is an important component to our future success. As the largest U.S. importer of foreign magazine titles and, through its Worldwide business, the largest exporter of U.S. titles, Interlink's international business is expected to grow as we expand in certain European markets. Currently, we are in discussions to open a London office which will enable us to better manage our international business and strengthen the company's ability to capitalize on new global opportunities," Flegel said.

In-Store Services recorded second quarter revenue of $15.6 million compared to $13.7 million for a 14% increase over the same period a year ago. The aforementioned agreement with Wenner Media includes Source Interlink's Cover Analyzer program, which continues to receive strong recognition among publishers. "In-Store Services, particularly our information management and rebate programs, continues to provide critical cross-selling opportunities and strong operating leverage. Now that our infrastructure for information management services is in place, the execution of new business agreements will contribute significantly to the bottom line," said Flegel. "As anticipated, many of the major front-end wire manufacturing and management agreements geared up in the second quarter and will continue into the third quarter."

Wood Manufacturing maintained profitability in the second quarter on revenue of $4.0 million compared to $4.1 million in the same period last year. "It is in the third quarter, which is anticipated to be the division's strongest, where we will begin to see the results of recent management changes and the rollouts of The Hudson Group's airport retail outlets and the new Genesis magazine merchandising system," Flegel said.

"Our second quarter performance reflects the value of integrating our broad, diverse services under one roof. We have made tremendous strides in bringing together the various elements that comprise Source Interlink and we are excited by our prospects for long-term organic growth. Our new management team has streamlined operations and worked closely together to optimize results," said Flegel. "Most recently, we implemented a new management team at our Deyco business led by John Amann, who has a successful history in the magazine distribution industry. With its national magazine distribution service to local retailers via secondary wholesalers, Deyco complements our direct-to-retail model in Interlink and enhances our position in the multi-billion dollar magazine distribution industry.

 "We anticipate revenue for the current fiscal year of $350 to $360 million. This revised projection, down from our earlier forecast, is primarily a result of new business agreements in Interlink ramping more slowly than originally anticipated and are expected to be fully realized next fiscal year. We reiterate our net earnings target for fiscal 2004 of $0.55-0.65 per diluted share. We have successfully managed costs now that our relocation is complete and we expect to realize greater efficiencies and higher margins company-wide going forward."

Source Interlink will broadcast live via the Internet its second quarter conference call for fiscal year 2004 today at 9:00 a.m. Eastern Time to discuss financial results, business developments and future outlook. To listen to the call, please go to www.companyboardroom.com. A replay of the webcast will be available for 30 days.

ABOUT SOURCE INTERLINK COMPANIES
Source Interlink Companies is the largest direct-to-retail magazine distributor and leading provider of marketing and front-end management services to publishers, retailers and vendors throughout North America. The company is also the leading custom designer and manufacturer of fixture displays for publishing, confectionary and general merchandise products.

Source Interlink's three complementary operating units, 1) In-Store Services, 2) Wood Manufacturing and 3) Distribution/Fulfillment, provide full-service turnkey solutions that enable retailers, publishers, confectioners and general mass merchandisers to manage and grow their respective businesses in the multi-billion dollar front-end checkout sector. Through its integrated, broad-based market capabilities, Source Interlink touches the lives of approximately 500 million consumers on a weekly basis.

Source Interlink's Distribution/Fulfillment Division distributes more than 5,000 titles to approximately 8,000 retail stores, predominantly major book chains and specialty retailers including Barnes & Noble, Borders and B. Dalton Booksellers. The division is the largest U.S. importer of foreign magazine titles and the largest exporter of U.S. titles to the international market. In addition, the division distributes to the secondary wholesale channel. The company's ICN website offers retailers, suppliers, and publishers proprietary sales and marketing information products and services on a daily and weekly basis. For more information, please visit the company's website, http://www.sourceinterlink.com/.

This release contains certain forward-looking statements and information relating to Source Interlink that is based on the beliefs of Source Interlink's management, as well as assumptions made by and information currently available to the company. Such statements reflect the current views of the company with respect to future events and are subject to certain assumptions, including those described in this Release. Should one or more of these underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated or expected.

You may register to receive Source Interlink's future press releases or to download a complete Digital Investor Kit TM including press releases, regulatory filings and corporate materials by clicking on the "KCSA Interactive Platform" icon at www.kcsa.com.

Tables follow:

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                        SOURCE INTERLINK COMPANIES, INC.
                 Condensed Consolidated Statements of Operations
                      (in thousands, except per share data)

                                                                                                 (Unaudited)
                                                                                               Three Months Ended
                                                                                                    July 31,
                                                                                     ----------------------------------------
                                                                                            2003                2002
-----------------------------------------------------------------------------------------------------------------------------
Revenue                                                                                $          85,155   $          73,854
Costs of Revenue                                                                                  62,375              56,116
-----------------------------------------------------------------------------------------------------------------------------
Gross Profit                                                                                      22,780              17,738
Selling, General and Administrative Expense                                                       13,852              10,745
Fulfillment Freight                                                                                3,948               3,318
Relocation Expense                                                                                     -                 696
-----------------------------------------------------------------------------------------------------------------------------
Operating Income                                                                                   4,980               2,979
-----------------------------------------------------------------------------------------------------------------------------
Other Income (Expense)
            Interest expense, net                                                                 (1,061)               (747)
            Other                                                                                     37                (309)
-----------------------------------------------------------------------------------------------------------------------------
Total Other Income (Expense)                                                                      (1,024)             (1,056)
-----------------------------------------------------------------------------------------------------------------------------
Income Before Income Taxes                                                                         3,956               1,923
Income Tax Expense                                                                                 1,099                 858
-----------------------------------------------------------------------------------------------------------------------------
Net Income                                                                             $           2,857   $           1,065
=============================================================================================================================

Earnings per Share - Diluted                                                           $            0.15   $            0.06
Weighted Average of Shares Outstanding - Diluted                                                  19,679              18,389
=============================================================================================================================

                        SOURCE INTERLINK COMPANIES, INC.
                 Condensed Consolidated Statements of Operations
                      (in thousands, except per share data)

                                                                                                   (Unaudited)
                                                                                                Six Months Ended
                                                                                                    July 31,
                                                                                     ----------------------------------------
                                                                                            2003                2002
-----------------------------------------------------------------------------------------------------------------------------
Revenue                                                                                $         166,170   $         140,609
Costs of Revenue                                                                                 122,609             104,187
-----------------------------------------------------------------------------------------------------------------------------
Gross Profit                                                                                      43,561              36,422
Selling, General and Administrative Expense                                                       26,734              21,647
Fulfillment Freight                                                                                8,480               6,993
Relocation Expense                                                                                 1,730               1,289
-----------------------------------------------------------------------------------------------------------------------------
Operating Income                                                                                   6,617               6,493
-----------------------------------------------------------------------------------------------------------------------------
Other Income (Expense)
            Interest expense, net                                                                 (1,967)             (1,553)
            Other                                                                                    188                (231)
-----------------------------------------------------------------------------------------------------------------------------
Total Other Income (Expense)                                                                      (1,779)             (1,784)
-----------------------------------------------------------------------------------------------------------------------------
Income Before Income Taxes                                                                         4,838               4,709
Income Tax Expense                                                                                 1,340               2,046
-----------------------------------------------------------------------------------------------------------------------------
Net Income                                                                             $           3,498   $           2,663
=============================================================================================================================

Earnings per Share - Diluted                                                           $            0.18   $            0.15
Weighted Average of Shares Outstanding - Diluted                                                  19,074              18,224
=============================================================================================================================



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                        SOURCE INTERLINK COMPANIES, INC.
                      Condensed Consolidated Balance Sheet
                                 (in thousands)

                                                                                         (Unaudited)
                                                                                           July 31
                                                                                            2003
---------------------------------------------------------------------------------------------------------
Cash                                                                                   $           8,410
Accounts Receivable                                                                               67,561
Inventory                                                                                         16,692
Income Tax Receivable                                                                              2,557
Other Current Assets                                                                               6,934
---------------------------------------------------------------------------------------------------------
                                                                                                 102,154
Property, Plant and Equipment (Net)                                                               19,249
Intangible Assets                                                                                 53,432
Other Assets                                                                                       5,649
---------------------------------------------------------------------------------------------------------

      Total Assets                                                                               180,484
=========================================================================================================

Checks issued against future advances on revolving credit facilities                               3,103
Accounts payable and accrued expenses                                                             61,431
Current maturities of long-term debt                                                              36,625
Other current liabilities                                                                            140
---------------------------------------------------------------------------------------------------------
                                                                                                 101,299
Debt, less current maturities                                                                     21,486
Other liabilities                                                                                    576
---------------------------------------------------------------------------------------------------------

     Total Liabilities                                                                           123,361

Equity                                                                                            57,123
---------------------------------------------------------------------------------------------------------

     Total Liabilities and Equity                                                      $         180,484
=========================================================================================================